November 15, 1996

Board of Directors
First Mississippi Corporation

We hereby consent to the inclusion of (i) our opinion letter, dated August 27, 1996, to the Board of Directors of First Mississippi Corporation (the "Company") as Appendix D to the Joint Proxy Statement/Prospectus of the Company relating to Mississippi Chemical Corporation's proposed acquisition of the Company's fertilizer businesses and a spin-off of the Company's remaining businesses to its shareholders and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "Summary -- Opinions of Financial Advisors," "Background of the Distribution and the Merger," "Reasons for the Transactions; Recommendations of the Boards -- First Mississippi" and "Opinions of and Presentations by the Financial Advisors -- Financial Advisor to First Mississippi" in the Joint Proxy Statement/Prospectus of the Company which forms part of this Registration Statement on Form S-4. In giving such consent we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CS FIRST BOSTON CORPORATION



By: /s/ John L. Garcia
    ------------------------
    John L. Garcia
    Managing Director